FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-04

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Mar 18 2016 10:22:41

The ratings on the Class X-A certificates are being updated to add in the rating provided by Moody’s of Aa1. The ratings on the Class X-A certificates are AAA(sf)/AAAsf/Aa1(sf) by DBRS, Fitch and Moody’s, respectively.

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C33 - PUBLIC NEW ISSUE $622.301 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER AND SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: ACADEMY SECURITIES, INC., DEUTSCHE BANK SECURITIES INC. AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	LAUNCH
A-1	AAA(sf)/AAAsf/Aaa(sf)	30.449	30.000%	2.67	+75
A-2	AAA(sf)/AAAsf/Aaa(sf)	84.502	30.000%	4.81	+86
A-3	AAA(sf)/AAAsf/Aaa(sf)	150.000	30.000%	9.71
A-4	AAA(sf)/AAAsf/Aaa(sf)	191.116	30.000%	9.87	+138
A-SB	AAA(sf)/AAAsf/Aaa(sf)	42.486	30.000%	7.25	+122
A-S	AAA(sf)/AAAsf/Aa2(sf)	53.416	22.500%	9.88	+170
B	AA(low)(sf)/AA-sf/NR	38.282	17.125%	9.92	+245
C	A(low)(sf)/A-sf/NR	32.050	12.625%	9.96	+400

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(low)(sf)/BBB-sf/NR	35.611	7.625%	9.96	54.5%	15.1%
X-D	BBB(low)(sf)/BBB-sf/NR	35.611	N/A	N/A	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$712,219,087
NUMBER OF LOANS:	79
NUMBER OF PROPERTIES:	104
WA CUT-OFF LTV:	59.0%
WA BALLOON LTV:	52.1%
WA U/W NCF DSCR:	2.18x
WA U/W NOI DEBT YIELD:	14.0%
WA MORTGAGE RATE:	5.023%
TOP TEN LOANS %:	45.5%
WA REM TERM TO MATURITY (MOS):	112
WA REM AMORTIZATION TERM (MOS):	353
WA SEASONING (MOS):	1

LOAN SELLERS: WFB(27.9%), LCF(26.5%), RMF(21.2%), C-III(10.8%), NATIXIS(8.1%), NCB(5.5%)

TOP 3 PROPERTY TYPES: OFFICE (32.4%), RETAIL (18.6%), MULTIFAMILY (16.1%)

TOP 5 STATES: NY(15.5%), TX(12.5%), NJ(10.7%), MI(9.9%), FL(7.7%)

MASTER SERVICERS: WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS: RIALTO CAPITAL ADVISORS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP: RIALTO CMBS IX, LLC OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TUES 3/15 AND WED 3/16
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	MARCH 31, 2016

ROADSHOW
MINNEAPOLIS, BREAKFAST:	TUES, 3/15 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, BREAKFAST:	TUES, 3/15 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	TUES, 3/15 @ 12:00PM ET, THE LANGHAM
NEW YORK 1x1's:	WED, 3/16
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: WFCMC33

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=d436e1

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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